Exhibit 10.1

EXECUTION COPY

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of May 9, 2005 by and between Noble Energy, Inc., a Delaware corporation (the “Company”), and Thomas J. Edelman (the “Consultant”).

WITNESSETH:

WHEREAS, the Company and its subsidiaries and affiliates are principally engaged in the business of development, acquisition and exploration of oil and gas properties (the “Business”);

WHEREAS, the Company and its wholly-owned subsidiary, Noble Energy Production, Inc. (“Merger Sub”), entered into an Agreement and Plan of Merger on December 15, 2004, as amended (the “Merger Agreement”), with Patina Oil & Gas Corporation (“Patina”) pursuant to which Patina will merge (the “Merger”) with and into Merger Sub at the Effective Time of the Merger (as defined in the Merger Agreement);

WHEREAS, in connection with the Merger, the Consultant’s current employment as Chairman, Chief Executive Officer and President of Patina will terminate pursuant to Section 1.5 of the Merger Agreement and Section 6.1(a)(iii) of the Consultant’s Amended and Restated Employment Agreement with Patina, as amended and in effect as of the date hereof (the “Employment Agreement”);

WHEREAS, on such termination of the Consultant’s employment with Patina, the Consultant will be entitled to receive certain payments and other benefits under the Employment Agreement and the Company desires to provide for such payments and benefits due to the Consultant under the Employment Agreement;

WHEREAS, the Company also desires to retain the services of the Consultant as an independent contractor of and consultant to the Company for a period following the consummation of the Merger, and the Consultant desires to provide such services in such capacities to the Company, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.               Term.  The term of the Company’s engagement of the Consultant hereunder (the “Term”) shall commence on the date of the Effective Time of the Merger and shall continue for a period of 12 months thereafter, unless terminated sooner pursuant to Section 5 hereof.

2.               Duties and Extent of Services.

(a)          Generally.  During the Term, the Consultant shall provide advice on specific matters as requested by the Company, with a principal focus on integration of the Patina operations into the operations of the Company and, in addition, as may be requested by the Chief

Executive Officer of the Company, provide advice on corporate strategy, management structure, capital allocation, risk management, financing, hedging and shareholder communications, and shall otherwise render such management and consulting services to the Company as the Company may, from time to time, reasonably require.  In no event shall the Consultant be required to speak for or represent the Company in any public forum, nor shall he assume or be delegated the authority to make any decision or to sign any document or instrument on behalf of the Company.  The Consultant shall report to the Board of Directors of the Company (the “Board”).  During the initial 30-50% of the Term, the Consultant will make available a material portion of his business time and attention to the Company, as reasonably requested by the Chief Executive Officer of the Company.  Following such initial portion of the Term, the Consultant’s active involvement (other than as a member of the Board of the Company) is expected to decline steadily but the Consultant will remain available to address matters raised by the Chief Executive Officer of the Company.

(b)         Recusal for Certain Conflicts of Interest.  If the Consultant becomes aware of any actual or potential conflict between his obligations to any other company of which he is a director or an officer and his duties to the Company under this Agreement (a “Conflict”), the Consultant will promptly inform the Board of such Conflict.  The Consultant will recuse himself from any discussion with the Company of matters involving a Conflict of which he is aware, or any matter with respect to which the Company or any other company of which he is a director or an officer are in competition to the extent he is aware that his involvement would be in violation of, or create a substantial risk of a violation of, applicable law.  The Consultant will not seek and will not knowingly accept any Protected Information (defined below), the possession of which would require recusal as described above.

(c)          Location.  The Consultant may reasonably determine the time and place where his services will be performed.

3.               Consulting Fees.  For his services hereunder, during the Term described in Section 1, the Company shall pay the Consultant a monthly consulting fee of Fifty Thousand Dollars ($50,000), payable on or about the last day of each calendar month within the Term.  Such amount will be prorated for any partial calendar months within the Term.

4.               Expense Reimbursement.  The Company agrees to reimburse the Consultant for all reasonable and necessary travel and other business expenses incurred by him in connection with the performance of his duties hereunder, subject to such substantiation requirements and reimbursement policies as the Company imposes on its most senior officers and directors.

5.               Termination.

(a)          Death or Permanent Disability.  In the event that the Term is terminated by reason of the Consultant’s death or “Disability” (defined below), the Consultant (or in the event of his death, his beneficiary or legal representative) shall be entitled to (i) all amounts that would have accrued hereunder through the end of the calendar month in which the termination occurs and (ii) reimbursement for any expenses incurred prior to termination that have not yet been reimbursed, but that are reimbursable under Section 4 above.  For purposes of this Section 5, “Disability” means any physical or mental disability or incapacity that renders the Consultant incapable of performing the services required of him in accordance with his obligations under Section 2 for a period of six (6) consecutive months or for shorter periods aggregating six (6) months during any twelve-month period.  Any termination of the Term by the Company by reason of Disability shall be communicated by written notice of termination specifying the reason for termination (“Disability Termination Notice”) and shall be effective on the date of the Consultant’s receipt of the Disability Termination Notice or such later date as may be specified in the Disability Termination Notice.  In the event of the Consultant’s death during the Term, the Term shall automatically terminate on the date of death.

(b)         Cause.  The Company shall have the right, upon written notice to the Consultant, to terminate the Term and the Consultant’s services under this Agreement for “Cause” (as hereinafter defined), effective upon the giving of such notice (or such later date as shall be specified in such notice), and the Company shall have no further obligations hereunder, except to pay the Consultant all amounts accrued hereunder through the date of termination and to reimburse the Consultant for any expenses incurred prior to termination that have not yet been reimbursed, but that are reimbursable under Section 4 above.

For purposes of this Agreement, “Cause” means:

(i)                                     (a) the Consultant’s conviction of or plea of nolo contendere to, or a final non-appealable judgment of a court with competent jurisdiction that the Consultant has engaged in fraud or embezzlement, or (b) material breach by the Consultant of his obligations under Section 6 hereof; or

(ii)                                  willful and repeated failure or refusal by the Consultant to perform and discharge his duties, responsibilities or obligations under this Agreement (other than under Section 6 hereof, which shall be governed by clause (i) above, and other than by reason of Disability or death) that is not corrected within thirty (30) days following written notice thereof to the Consultant by the Company, such notice to state with specificity the nature of the breach, failure or refusal.

(c)          Change in Control.  In the event of a “Change in Control” (as defined below), the Consultant may voluntarily terminate his services hereunder upon written notice to the Company, in which event he shall be entitled to (i) all amounts accrued hereunder through the date of such termination and (ii) reimbursement for any expenses incurred prior to termination that have not yet been reimbursed, but that are reimbursable under Section 4 above.

For this purpose “Change in Control” shall mean the occurrence of any of the following events:

(i)                                     any “person” (as defined under Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Act”) or “group” of persons (as provided under Section 13d-3 of the

Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 or otherwise under the Act), directly or indirectly (including as provided in Rule 13d-3(d)(1) of the Act), of capital stock of the Company the holders of which are entitled to vote for the election of directors (“voting stock”) representing a percentage of the Company’s then outstanding voting stock (giving effect to the deemed ownership of securities by such person or group, as provided in Rule 13d-3(d)(1) of the Act, but not giving effect to any such deemed ownership of securities by another person or group) that is greater than fifty percent (50%) of all such voting stock;

(ii)                                  during any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Company (including for this purpose any new director whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors of the Company (excluding any Board seat that is vacant or otherwise unoccupied); or

(iii)                               there shall be consummated any consolidation, merger, stock for stock exchange or similar transaction (collectively, “Merger Transactions”) involving securities of the Company in which holders of voting stock of the Company immediately prior to such consummation own, as a group, immediately after such consummation, voting stock of the Company (or, if the Company does not survive the Merger Transaction, voting securities of the corporation surviving such transaction) having less than 50% of the total voting power in an election of directors of the Company (or such other surviving corporation).

6.               Confidentiality; Ownership; Corporate Opportunities.

(a)          Confidentiality.  If the Consultant obtains any Protected Information he shall, during the Term and for a period of twelve (12) months following termination of this Agreement, keep such Protected Information in strictest confidence and shall not divulge, disclose, discuss or copy in any manner such Protected Information, except in connection with the Business.  “Protected Information” means confidential or proprietary information of the Company and its subsidiaries or affiliates; provided that Protected Information shall not include information that (A) becomes generally known to the public or the trade without violation of this Section 6, or (B) Consultant receives on a non-confidential basis from a third party who is not under an obligation of confidence to the Company.  Notwithstanding anything to the contrary contained in this Section 6, the Consultant may disclose any Protected Information to the extent required by court order or decree or by the rules and regulations of a governmental agency or as otherwise required by law; provided that the Consultant shall provide the Company with prompt notice of such required disclosure in advance thereof so that the Company may seek an appropriate protective order in respect of such required disclosure.

(b)         Company Opportunities.  The Consultant shall promptly disclose to the Company’s Chief Executive Officer or General Counsel, any and all material corporate opportunities,

including without limitation, any opportunities for investment, co-investment, joint-venture, exploration, exploitation, or other business activities, discovered, identified or made known to the Consultant in the direct performance of his services to the Company (collectively, “Company Opportunities”) and all material information known to the Consultant with respect thereto, as well as the Consultant’s good faith assessment of whether the Company Opportunity may be appropriate for the Company.  The Consultant shall not present, offer or disclose any Company Opportunity to any person or entity other than the Company and shall not, directly or indirectly, on his own behalf or on behalf of any person or entity other than the Company, take any action to exploit or develop such Company Opportunity unless and until the Board has had a period of at least ten (10) business days from the date of such disclosure to consider the Company Opportunity and the information so provided and has elected not to pursue the Company Opportunity.  Failure of the Board to notify the Consultant within such ten (10) business day period of its election to pursue the Company Opportunity shall be deemed an election by the Company not to pursue the Company Opportunity.  Notwithstanding the foregoing, the Company and the Consultant agree and acknowledge that by virtue of the Consultant’s substantial experience and contacts in the oil and gas industry, the Consultant will become aware of many opportunities that are not connected to his service for the Company under this Agreement and that such opportunities shall not be deemed “Company Opportunities” and are not intended to fall within the notification requirements of this Section 6(b).

(c)          Survival.  The provisions of this Section 6 shall, without any limitation as to time, survive the expiration or termination of the Consultant’s services hereunder to the extent necessary to enforce the specific terms thereof, irrespective of the reason for any termination.

7.               Specific Performance.  The Consultant acknowledges that the services to be rendered by the Consultant are of a special, unique and extraordinary character and, in connection with such services, the Consultant will have access to Protected Information vital to the Company’s Business and the businesses of its subsidiaries and affiliates and may have knowledge of developments and Company Opportunities vital to the Business or the planned business of the Company or its subsidiaries or affiliates.  By reason of this, the Consultant consents and agrees that if the Consultant violates any of the provisions of Section 6 hereof, the Company and its subsidiaries and affiliates would sustain irreparable injury and that monetary damages would not provide adequate remedy to the Company and that the Company shall be entitled to have Section 6 hereof specifically enforced by any court having equity jurisdiction.

8.               Separation; Payments under Employment Agreement.

(a)          Separation.  The Company, Merger Sub and the Consultant hereby agree that the Consultant’s employment with Patina will be terminated by virtue of the Merger (the “Separation”). Additionally, by signing this Agreement, Consultant hereby tenders his resignation of all duties and positions as officer and director of each of Patina’s subsidiaries, such resignation to be effective at the Effective Time of the Merger.  The “Separation Date” shall mean the date of the Effective Time of the Merger.

(b)         Payments on Separation.  In connection with the consummation of the Merger and the Separation, at the Effective Time of the Merger, the Company or Merger Sub shall make the following payments to the Consultant which are required under the Employment Agreement:

(i)                         A payment for (A) all unpaid, accrued salary earned by the Consultant in connection with his employment with Patina through the Separation Date, (B) all accrued, unused vacation time earned by the Consultant as an employee of Patina through the Separation Date, and (C) a Pro–Rated Target Bonus, as defined in the Employment Agreement, in each case net of applicable taxes and withholdings.  With respect to the Pro-Rated Target Bonus, the parties agree that such amount will be based on the Consultant’s 2004 bonus paid by Patina in March 2005, pro-rated for the number of days that will have elapsed in 2005 through the Separation Date.

(ii)                      A payment of $11,520,811, in satisfaction of the cash severance amount that the Consultant is entitled to receive under the last sentence of Section 6.1(a) of the Employment Agreement.  Applicable taxes and withholdings shall be deducted from such amount.

(iii)                   The Consultant hereby agrees and acknowledges that the payments provided in this subsection 8(b) constitute all cash payments due to the Consultant from Patina, the Company or Merger Sub under the terms of Section 6.1(a) of the Employment Agreement, including without limitation in connection with the Merger and the termination of the Consultant’s employment with Patina, or otherwise in connection with the termination of the Consultant’s employment.

9.               Benefits.

(a)          After the Separation Date, the Consultant shall be eligible, upon valid and timely election, to continue medical and dental insurance coverage for the period that is covered under the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”).  For a period of 24 months following the Separation Date, the Company shall pay or shall cause Merger Sub to pay the Consultant’s COBRA premiums to continue his current medical and dental coverage or shall provide at the Company’s expense substantially equivalent coverage, as required by Section 6.1(a)(iii) of the Employment Agreement.

(b)         For a period of 24 months following the Separation Date, the Company shall also continue, or shall cause Merger Sub to continue, the Consultant’s current disability and life insurance benefits as required by Section 6.1(a)(iii) of the Employment Agreement.

(c)          After the Separation Date, other than as specifically set forth herein and in the Employment Agreement, the Consultant shall be ineligible to receive or participate in any other form of benefit that the Company or Merger Sub provides to its employees; provided, however, that nothing herein shall in any way affect or amend the Consultant’s rights as a participant in Patina’s Profit Sharing and 401(k) Plan, 1996 Employee Stock Option Plan, Amended and Restated Deferred Compensation Plan for Select Employees and 2005 Deferred Compensation Plan for Select Employees, which participant rights shall be determined by the documents governing such plans (including Section 6.1(d) of the Employment Agreement); and further provided, that the Consultant shall, in addition, be eligible to receive any compensation and other benefits normally paid to non-employee directors of the Company for so long as the Consultant serves on the Company’s Board.

10.         Additional Agreements.

(a)          The Company agrees that it will retain the Consultant’s current administrative assistant (or any replacement identified by the Consultant) as an employee of the Company or Merger Sub, at current compensation levels and the same benefits as are provided to similarly situated employees, to serve as the Consultant’s administrative assistant in the Consultant’s New York office for the entire Term. Subject to receiving a release (in form and substance satisfactory to the Company) from the Consultant’s administrative assistant of any claims for payment under Patina’s Amended and Restated Change in Control Plan, the Company further agrees to make a payment to the Consultant’s administrative assistant at the Effective Time of the Merger equal to the full amount of the payment that would have been due to her under Patina’s Amended and Restated Change in Control Plan had her employment been terminated at the Effective Time.

(b)         The Company agrees to pay $6,000 per month in lease costs, plus New York rent tax and other non-variable monthly expenses for the Consultant’s existing New York office space through August 2007.  In addition, during the Term, the Company will pay miscellaneous office expenses (not to exceed $2,500 per month) incurred by the Consultant relating to the New York office.  Following the Term, the Consultant or his designee will bear the cost of such miscellaneous office expenses.  The Consultant shall also be entitled to retain existing parking arrangements at the Company’s expense through the Term.  Furthermore, the Consultant’s administrative assistant shall continue to be entitled to receive a transportation reimbursement from the Company through the Term and shall be entitled to keep her assigned computer at the end of the Term.

(c)          The Company acknowledges that the majority of the furniture and décor items in the Consultant’s New York office are the personal property of the Consultant.  As of the Separation Date, the Company agrees that the Consultant will be entitled to retain all furniture, décor items and computer equipment in the Consultant’s New York office not already owned by him.

11.         Taxes.  The Consultant shall be an independent contractor, not an agent or employee of the Company, and as an independent contractor, shall be solely responsible for determination and payment of any and all federal, state, local and/or other taxes which are required to be paid with respect to any amounts paid to the Consultant under this Agreement.

12.         Indemnification.  The Consultant shall be entitled to indemnification by the Company in accordance with and as provided in the by-laws of the Company as in effect on the date of this Agreement, to the fullest extent that such by-laws of the Company provide for indemnification by the Company of its agents, provided that the terms and conditions of indemnification hereunder shall not be adversely affected by the termination, rescission, amendment or modification of the by-laws, and further provided that the provisions of this Section 12 shall not extend to any action brought to enforce the terms of this Agreement.  The provisions of this Section 12 shall survive the termination of this Agreement.

13.         Notices.  Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed given (i) when delivered or refused if sent by hand during regular business hours, (ii) three (3) business days after being sent by United States Postal Service, registered or certified mail, postage prepaid, return receipt requested, or (iii) on the next business day when sent by reputable overnight express mail service that provides tracing and proof of receipt or refusal of items mailed, or (iv) when received by the addressee if by telecopier transmission addressed to the Company or the Consultant, as the case may be, at the address or addresses set forth below or such other addresses as the parties may designate in a notice given in accordance with the Section.

If to the Company:

Addressed to the Chief Executive Officer at the following address:

Noble Energy, Inc.
100 Glenborough Drive, Suite 100
Houston, Texas 77067

With a copy to the Secretary of the Company at the same address.

If to the Consultant:

Thomas J. Edelman
535 Madison Avenue, 35th Floor
New York, New York 10022

14.         Entire Agreement.  Except as otherwise set forth herein, this Agreement and the Employment Agreement constitute the entire agreement between the parties hereto with respect to their subject matter.  Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement, including without limitation Sections 2(b) and 6 hereof, shall be deemed (i) if at any time the Consultant is serving as a director of the Company, to reduce or supersede any duties or obligations of the Consultant to the Company which arise under any applicable law by virtue of the Consultant’s position as a director of the Company, including without limitation any fiduciary duties, or (ii) to permit or constitute an exception to the Company’s Code of Business Conduct and Ethics.

15.         Waiver.  The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving.  No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by the Company or the Consultant of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

16.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

17.         Legal Fees.  The Company shall pay the Consultant’s reasonable legal fees and related expenses incurred in any good faith action brought by the Consultant to enforce the terms of this Agreement, such payment to be made promptly upon receipt of customary documentation evidencing the incurrence of such expenses in reasonable detail, provided that the Consultant shall have agreed in writing to refund such amounts upon a final non-appealable judgment of a court of competent jurisdiction holding against the Consultant.

18.         Assignability.  The obligations of the Consultant hereunder may not be delegated and, except with respect to the designation of beneficiaries in connection with any amounts and benefits payable to the Consultant hereunder, the Consultant may not, without the Company’s written consent, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein.  Any such attempted delegation or disposition shall be null and void and without effect.  The Company and the Consultant agree that this Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to and shall be assumed by and be binding upon any successor to the Company.  The term “successor” means, with respect to the Company or any of its subsidiaries, any corporation or other business entity which, by merger, consolidation, purchase of the assets or otherwise acquires all or a material part of the assets of the Company.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

19.         Severability.  Each provision hereof is intended to be severable and the invalidity or illegality of any portion of this Agreement shall not affect the validity or legality of the remainder.

20.         Amendment.  This Agreement may be amended only by a written instrument executed by the Company and the Consultant.

21.         Headings.  All headings herein are inserted for convenience and ease of reference purposes only and are not to be considered in the construction or interpretation of this Agreement.

22.         Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall for all purposes constitute one (1) agreement which is binding on all of the parties hereto.

23.         Effectiveness.  This Agreement shall be effective as of the Effective Time of the Merger, provided, however, that in the event the Merger is not consummated and the Merger Agreement is terminated in accordance with its terms, this Agreement shall be null and void ab initio and of no further force or effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

NOBLE ENERGY, INC.

By:
Name:
Title:

Thomas J. Edelman